Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 15, 2013 in the Registration Statement (Form S-1) and related Prospectus of PTC Therapeutics, Inc. dated January 30, 2014 for the registration of 000,000 shares of its common stock.

/s/ Ernst & Young LLP

Metro Park, New Jersey
January 30, 2014